UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2009

VYTERIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ		07410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

I. Restructuring Agreement with Spencer Trask Specialty Group, LLC

On October 1, 2009, Vyteris, Inc. (the “Company”), as part of the Company’s strategy to restructure its balance sheet, entered into a Restructuring Agreement with Spencer Trask Specialty Group, LLC and certain affiliated entities (“STSG”).  The principal terms of the Restructuring Agreement are as follows:

1.  The principal amount of all indebtedness and accrued and unpaid interest thereon owed by the Company to STSG in excess of $2,000,000 (which $2,000,000 amount is defined as the “Remaining Debt”) and all Series B Convertible, Mandatorily Redeemable Preferred Stock of Vyteris owned by STSG will be converted into common stock of the Company at the time of a equity related financing transaction entered into by the Company on or before December 31, 2009 in an amount of at least $1,000,000 (“Qualified Financing”).  The conversion price is 100% in excess of the price at which equity securities are sold in the Qualified Financing, or if the Qualified Financing involves the sale of debt or equity related securities, 100% in excess of the conversion price of such debt or equity related securities.  The approximate amount of debt and accrued and unpaid interest that would be converted is $9,400,000, and the approximate conversion value of the Preferred Stock that would be converted is $10,500,000.

2.  The Remaining Debt shall be evidenced by a promissory note (“Note”) with a term of three years from the date of initial closing of a Qualified Financing (or, if debt issued in connection therewith has a term shorter than three years, it would terminate simultaneously therewith) with interest accruing at the rate of 6% per year.  The Note is secured by a lien on the Company’s assets, subordinate to the lien of any existing creditors that have a lien senior to that of STSG and to any liens resulting from a Qualified Financing.  The Remaining Debt is to be prepaid with 50% of the net proceeds from any Qualified Financing or other sale of equity or equity related securities by the Company in excess of $5,000,000 during the term of the Note.

II. Settlement and  Release Agreement

On September 30, 2009, the Company entered into a Settlement and Release Agreement with 17-01 Pollitt Drive, L.L.C. (“Landlord”) with respect to its former leasehold at 17-01 Pollitt Drive, in Fair Lawn, NJ, which is the additional leased space which the Company previously vacated.

The Settlement Agreement calls for the following:

1.  The Company is to pay Landlord $500,000, which is evidenced by the issuance of a five year interest only balloon note with interest accruing at the rate of 6% per year.  If the Company receives its Phase III milestone payment from Ferring Pharmaceuticals, Inc., repayment is accelerated to no later than 30 business days from the date of receipt of the milestone payment.  Upon a default by the Company under this promissory note, the principal amount is increased to $600,000.  The note is convertible at the Landlord’s sole discretion into unregistered common stock of the Company at the conversion price of $1.50 per share.

2.  Landlord released the Company from its obligations under the lease between Landlord and the Company, dated December 14, 2004, covering 17-01 Pollitt Drive, Fair Lawn, NJ.  Due to the lease, the Company previously had approximately $2,455,000 of accrued restructuring liability and accounts payable on its consolidated balance sheet as of September 30, 2009, and the termination of the lease is a significant next step in its restructuring project.

Item 9.01. Financial Statements and Exhibits

Attached as Exhibit 99.1 is a copy of the Restructuring Agreement between Registrant and STSG, dated October 1, 2009.

Attached as Exhibit 99.2 is a copy of the Settlement Agreement between Registrant and Landlord, dated September 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Joseph Himy
Name: Joseph Himy
Title: Chief Financial Officer

Dated: October 5, 2009

LIST OF EXHIBITS

EXHIBIT 99.1  Restructuring Agreement between Registrant and Spencer Trask Specialty Group, dated October 1, 2009

EXHIBIT 99.2  Settlement Agreement between Registrant and 17-01 Pollitt Drive, L.L.C., dated September 30, 2009